Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

E-CENTIVES, INC.

E-centives, Inc., a corporation organized and existing under the laws of the State of Delaware, (the “Corporation”) hereby certifies as follows:

1. This Amendment to the Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

2. This Amendment to the Restated Certificate of Incorporation amends Article 1 of the Restated Certificate of Incorporation of the Corporation, as heretofore amended, supplemented and restated (the “Restated Certificate of Incorporation”), by deleting the existing Article 1 in its entirety and substituting therefore a new Article 1 to read in its entirety as follows:

Article 1. NAME

The name of this Corporation is Invenda Corporation.

3. This Amendment to the Restated Certificate of Incorporation amends Article 4 of the Restated Certificate of Incorporation, by adding at the end of Article 4 a new paragraph, which shall read in its entirety as follows:

4.5 REVERSE STOCK SPLIT

Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Restated Certificate of Incorporation, each ten (10) shares of the Common Stock (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s common stock, $.01 par value per share (the “New Common Stock”), without any action by the holder thereof. The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification and combination. Stockholders who, immediately prior to the Effective Time, own a number of shares of Old Common Stock which is not evenly divisible by ten (10) shall, with respect to such fractional shares, be entitled to receive from the Corporation cash in an amount equal to the fair value of the fractional of shares. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.

4. This Amendment to Restated Certificate of Incorporation shall be effective at 5:00 p.m., Eastern Daylight Time, on May 18, 2007.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Amendment to Restated Certificate of Incorporation has been executed by a duly authorized officer of the corporation on this the 17th day of May 2007.

E-centives Inc.

By:	/s/ Kamran Amjadi
Name:	Kamran Amjadi
Title:	Chief Executive Officer and Chairman